EXHIBIT 99.1

HSBC North America Holdings Inc. Announces
National Mortgage Settlement

New York - Feb. 5, 2016 - HSBC North America Holdings Inc. and certain subsidiaries have reached a national mortgage settlement (NMS) with the Department of Justice, the Department of Housing and Urban Development, the Consumer Financial Protection Bureau, various other federal agencies, and attorneys general from 49 states and the District of Columbia.

As part of the agreement, the participating federal parties and state attorneys general have agreed to release HSBC from civil claims related to past residential mortgage loan origination, servicing and foreclosure practices.

Under the NMS, HSBC will provide $470 million in financial commitments, comprised of the following:

•	$100 million cash payment to be allocated among participating federal and state parties

•	$370 million in customer relief

In addition, HSBC will adhere to the national mortgage servicing standards set forth in prior NMS agreements reached with other US mortgage servicers.

“We are pleased to have reached this settlement and believe it is a positive result that benefits American homeowners and the US housing industry,” said Kathy Madison, CEO, HSBC Finance Corp. “Throughout the housing market downturn, HSBC stayed focused on home preservation and approached foreclosure as a last resort option, and this agreement affirms our commitment to assisting customers who are facing financial difficulties.”

Additionally, the Federal Reserve Board issued a Civil Money Penalty Assessment Order in conjunction with its April 2011 foreclosure Consent Order. The $131 million civil money penalty will be satisfied by HSBC’s financial commitments under the NMS.

The settlement will not cause HSBC to take any additional charges to income beyond those recorded in prior years.

Media inquiries:
Rob Sherman     +1 212-525-6901    robert.a.sherman@us.hsbc.com

Forward-looking statements:

Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and other financial conditions may differ materially from those included in these statements due to a variety of factors including those contained in HSBC Finance Corporation’s and HSBC USA Inc.'s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC Finance Corporation’s 2014 Annual Report and HSBC USA Inc.'s 2014 Annual Report, each on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

Notes to editors:

HSBC North America Holdings Inc. is the holding company for HSBC Holdings plc's operations in the United States and, at 30 September 2015, had assets of US $291.6 billion (US GAAP). The company’s businesses serve customers in the following key areas: retail banking and wealth management, commercial banking, private banking, and global banking and markets.

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